Exhibit 99.1

NextCure Provides Business Update and Reports First Quarter 2024 Financial Results

–	Phase 1b data for NC410 combo with pembro to be presented at ASCO annual meeting on June 1
–	Presented preclinical data from LNCB74 (B7-H4 ADC) at recent AACR annual meeting
–	Cash of approximately $96.0 million expected to fund operations into second half of 2026

BELTSVILLE, Md. – May 2, 2024 – NextCure, Inc. (Nasdaq: NXTC), a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class, and best-in-class therapies to treat cancer, today provided a business update and reported its first-quarter 2024 financial results.

“We look forward to providing an update on the NC410 combo trial at the ASCO Annual Meeting, which will include data from the additional colorectal patients enrolled earlier this year," said Michael Richman, NextCure’s president and chief executive officer. “LNCB74, our B7-H4 ADC program, is advancing to a planned IND submission by year-end. GLP toxicology studies have been initiated and clinical material is being produced.”

Business Highlights and Near-Term Milestones

NC410 (LAIR-2 fusion)

●	Scheduled to present a poster at the American Society of Clinical Oncology (ASCO) Annual Meeting on June 1st, highlighting clinical data from the Phase 1b study of NC410 in combination with pembrolizumab (pembro) in colorectal cancer (CRC) and ovarian cancer patients.
●	Included in the ASCO poster presentation will be the additional 20 CRC patients in the 100 mg cohort enrolled in January 2024.
●	Commenced enrolling additional ovarian cancer patients in March 2024 and plan to present data in the second half of 2024.

LNCB74 (B7-H4 ADC)

●	Presented a poster highlighting strong safety and pharmacokinetic profiles for LNCB74 at the 2024 American Association for Cancer Research (AACR) Annual Meeting.
●	Manufactured the monoclonal antibody intermediate and commenced clinical material production with our collaborator, LigaChem Biosciences (LCB), formerly LegoChem Biosciences.
●	Planned submission of an investigational new drug application by year-end.

Financial Results for Quarter Ended March 31, 2024

●	Cash, cash equivalents, and marketable securities as of March 31, 2024, were $96.0 million as compared to $108.3 million as of December 31, 2023. The decrease of $12.3 million was primarily due to cash used to fund operations. NextCure expects financial resources to fund operating expenses and capital expenditures into the second half of 2026.
●	Research and development expenses were $11.4 million for the three months ended March 31, 2024, as compared to $11.6 million for the three months ended March 31, 2023. Higher costs associated with increased patient enrollment in our phase 1b combination trial of NC410 were offset by reimbursements under our cost-sharing agreement with LigaChem and lower personnel-related costs.
●	General and administrative expenses were $4.4 million for the three months ended March 31, 2024, as compared to $5.4 million for the three months ended March 31, 2023. The decrease of $1.0 million was primarily related to lower personnel-related costs and lower insurance costs.
●	Restructuring and asset impairment costs associated with our reduction in workforce and the manufacturing pause announced in March 2024 totaled $2.5 million.
●	Net loss was $17.1 million for the three months ended March 31, 2024, as compared with a net loss of $16.1 million for the three months ended March 31, 2023. Lower general and administrative expenses and higher other income were offset by restructuring and impairment costs.

About NextCure, Inc.

NextCure is a clinical-stage biopharmaceutical company that is focused on advancing innovative medicines that treat cancer patients that do not respond, to or have disease progression on, current therapies, through the use of differentiated mechanisms of actions including antibody-drug conjugates, antibodies and proteins. We focus on advancing therapies that leverage our core strengths in understanding biological pathways and biomarkers, the interactions of cells, including in the tumor microenvironment, and the role each interaction plays in a biologic response. www.nextcure.com

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to funding for our operations, objectives and expectations for our business, operations and financial performance and condition, including the progress and results of clinical trials, development plans and upcoming milestones regarding our therapies. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “should,” “due,” “estimate,” “expect,” “intend,” “hope,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “target,” “towards,” “forward,” “later,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or similar language.

Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those projected in any forward-looking statement. Such risks and uncertainties include, among others: positive results in preclinical studies may not be predictive of the results of clinical trials; NextCure’s limited operating history and not having any products approved for commercial sale; NextCure’s history of significant losses; NextCure’s need and ability to obtain additional financing on acceptable terms or at all; risks related to clinical development, marketing approval and commercialization; and NextCure’s dependence on key personnel. More detailed information on these and additional factors that could affect NextCure’s actual results are described under the heading “Risk Factors” in NextCure’s most recent Annual Report on Form 10-K and in NextCure’s other filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of this press release, and NextCure assumes no obligation to update any forward-looking statements, even if expectations change.

Selected Financial Information

Selected Statement of Operations Items:	Three Months Ended
	March 31,
(in thousands, except share and per share amounts)	2024	2023
Operating expenses:
Research and development	$11,398	$11,647
General and administrative	4,364	5,424
Restructuring and asset impairment	2,542	-
Loss from operations	(18,304)	(17,071)
Other income, net	1,197	975
Net loss	$(17,107)	$(16,096)
Net loss per common share - basic and diluted	$(0.61)	$(0.58)
Weighted-average shares outstanding - basic and diluted	27,903,040	27,774,536

Selected Balance Sheet Items:
	March 31,	December 31,
(in thousands)	2024	2023
Cash, cash equivalents, and marketable securities	$96,001	$108,299
Total assets	$115,159	$128,038
Accounts payable and accrued liabilities	$9,583	$6,883
Total stockholders' equity	$99,048	$114,421

Investor Inquiries

Timothy Mayer, Ph.D.

NextCure, Inc.

Chief Operating Officer

(240) 762-6486

IR@nextcure.com